SECOND AMENDMENT TO LEASE

I.    PARTIES AND DATE.

This Second Amendment to Lease (the “Amendment”) dated July 30, 2014, is by and between THE IRVINE COMPANY LLC, a Delaware limited liability company, (“Landlord”), and ARISTA NETWORKS, INC., a Delaware corporation (formerly, Arista Networks, Inc., a Nevada Corporation) (“Tenant”).

II.    RECITALS.

On August 10, 2012, Landlord and Tenant entered into a lease for premises (as therein defined, the “5453 Great America Premises”) in a building located at 5453 Great America Parkway, Santa Clara, California (the “5453 Great America Building”), which lease was amended by a First Amendment to Lease dated February 28, 2013. The foregoing lease, as so amended, is hereinafter referred to as the “Lease”.

On the terms and conditions provided in this Amendment, Landlord and Tenant each desire to modify the Lease to add approximately 60,517 rentable square feet of space in a building located at 5451 Great America Parkway, Santa Clara, California, (the “5451 Great America Building”), which space consists of: (i) approximately 30,238 rentable square feet on the 5th floor of the 5451 Great America Building as shown on Exhibit A attached to this Amendment (the “5th Floor Premises”), and (ii) approximately 30,279 rentable square feet on the 4th floor of the 5451 Great America Building as shown on Exhibit A attached to this Amendment (the “4th Floor Premises”). Collectively, the 5th Floor Premises and the 4th Floor Premises are referred to as the “5451 Great America Premises”; and collectively, the 5453 Great America Building and the 5451 Great America Building are referred to as the “Buildings”.

III.    MODIFICATIONS.

A. Premises/Building. From and after the “Commencement Date for the 5th Floor Premises” and from and after the “Commencement Date for the 4th Floor Premises (as hereinafter defined), the Lease (including without limitation, Section 2.1 of the Lease) is hereby amended to provide that the 5th Floor Premises and the 4th Floor Premises, respectively, together with the 5453 Great America Premises shall collectively constitute the “Premises” under the Lease, and all references to the “Building” in the Lease shall be amended to refer to the 5451 Great America Building and the 5453 Great America Building, either collectively or individually as the context may reasonably require. Tenant’s lease of the 5th Floor Premises and the 4th Floor Premises includes the non-exclusive right to access the fiber conduits connecting such two floors of the 5451 Great America Building, and the non-exclusive right to access any and all available fiber conduits connecting such two floors directly or indirectly with the 5453 Great America Building.
B. Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.    Effective as of the Commencement Date for the 5451 Great America Premises, Item 2 shall be deleted in its entirety and substituted therefor shall be the following:

“1. Premises: The Premises are more particularly described in Section 2.1.

Address of Buildings: 5451 Great America Parkway, Suites 401 and 501,          and 5453 Great America Parkway, Santa Clara, CA

Project Description: Santa Clara Gateway”

2.	Item 4 is hereby amended by adding the following:

“Commencement Date for the 5th Floor Premises: Subject to the provisions of the Work Letter attached hereto as Exhibit X, January 1, 2015

Commencement Date for the 4th Floor Premises: January 1, 2016

Provided that no Default has occurred under any provision of this Lease, Landlord shall not occupy (except for purposes of construction of the Tenant Improvements) and shall not lease the 5th Floor Premises and/or the 4th Floor Premises to, or otherwise permit the occupancy thereof by, any third party tenant prior to the Commencement Date for the 5th Floor Premises or the Commencement Date for the 4th Floor Premises, respectively. Tenant shall not have possession of the 5th Floor Premises until the occurrence of the Commencement Date for the 5th Floor Premises; and Tenant shall not have possession of the 4th Floor Premises until the occurrence of the Commencement Date for the 4th Floor Premises.”

3.    Item 5 is hereby amended by adding the following:

“Lease Term as to the 5451 Great America Premises: The Term of the Lease as to the 5451 Great America Premises shall expire concurrently with the Expiration Date of the Lease, that is at midnight on September 30, 2023”

4.    Item 6 is hereby amended by adding the following:

“Basic Rent for the 5th Floor Premises:

Months of Term or Period	Monthly Rate Per Rentable Square Foot of the 5th Floor Premises	Monthly Basic Rent for the 5th Floor Premises (rounded to the nearest dollar)
Commencement Date for the 5th Floor Premises to December 31, 2015	$3.20	$96,762.00
January 1, 2016 to December 31, 2016	$3.30	$99,785.00
January 1, 2017 to December 31, 2017	$3.39	$102,507.00
January 1, 2018 to December 31, 2018	$3.50	$105,833.00
January 1, 2019 to December 31, 2019	$3.60	$108,857.00
January 1, 2020 to December 31, 2020	$3.71	$112,183.00
January 1, 2021 to December 31, 2021	$3.82	$115,509.00
January 1, 2022 to December 31, 2022	$3.94	$119,138.00
January 1, 2023 to Expiration Date	$4.05	$122,464.00

Basic Rent for the 4th Floor Premises:

Months of Term or Period	Monthly Rate Per Rentable Square Foot of the 4th Floor Premises	Monthly Basic Rent for the 4th Floor Premises (rounded to the nearest dollar)
Commencement Date for the 4th Floor Premises to December 31, 2016	$3.30	$99,921.00
January 1, 2017 to December 31, 2017	$3.39	$102,646.00
January 1, 2018 to December 31, 2018	$3.50	$105,997.00
January 1, 2019 to December 31, 2019	$3.60	$109,004.00
January 1, 2020 to December 31, 2020	$3.71	$112,335.00
January 1, 2021 to December 31, 2021	$3.82	$115,666.00
January 1, 2022 to December 31, 2022	$3.94	$119,299.00
January 1, 2023 to Expiration Date	$4.05	$122,630.00

5.    Effective as of the Commencement Date for the 5th Floor Premises, Item 8 shall be deleted in its entirety and substituted therefor shall be the following:

“8. Floor Area of Premises: Approximately 179,846 rentable square feet, comprised of the following:

5th Floor Premises - approximately 30,238 rentable square feet; and

5453 Great America Premises - approximately 149,608 rentable square feet.

Floor Area of the 5451 Great America Building - approximately 145,059 rentable square feet; and

Floor Area of the 5453 Great America Building - approximately 149,608 rentable square feet.”

6.     Effective as of the Commencement Date for the 4th Floor Premises, Item 8 shall be deleted in its entirety and substituted therefor shall be the following:

“8. Floor Area of Premises: Approximately 210,125 rentable square feet, comprised of the following:

5th Floor Premises - approximately 30,238 rentable square feet;
and

4th Floor Premises - approximately 30,279 rentable square feet;
and

5453 Great America Premises - approximately 149,608 rentable square feet.

Floor Area of the 5451 Great America Building - approximately 145,059 rentable square feet; and

Floor Area of the 5453 Great America Building - approximately 149,608 rentable square feet.”

7.    Effective as of the Commencement Date for the 5th Floor Premises, Item 11 shall be deleted in its entirety and substituted therefor shall be the following:

“11. Vehicle Parking Passes: 744 in accordance with the provisions set forth in Exhibit F to the Lease. In addition to the ten(10) “Visitor” spaces designated for the 5453 Great America Building pursuant to Exhibit F and Exhibit F-1 attached to the Lease, Landlord shall designate five (5) parking spaces as “Arista Visitor” in a mutually-agreed upon location in the “main” parking area of the Project to serve Tenant’s main lobby entrance in the 5453 Great America Building.”

B. First Month’s Rent. Notwithstanding anything to the contrary contained in Section 4.1 of the Lease, the parties confirm and agree that the first month’s Basic Rent for the 5th Floor Premises and the 4th Floor Premises shall not be due and payable upon the execution of this Amendment, but shall instead be due and payable upon the Commencement Date for the 5th Floor Premises and Commencement Date for the 4h Floor Premises, respectively.

C. Signs. Section 5.2 of the Lease entitled “Signs”, is hereby deleted in its entirety, and substituted therefor shall be the following:

“5.2. SIGNS. Provided Tenant continues to lease the entire 5453 Great America Premises, Tenant shall have the exclusive right to two (2) exterior “building top” signs (one on the southwest corner of the West facade of the 5453 Great America Building and one on the northeast corner of the North facade of the 5453 Great America Building) and one (1) “eye brow” sign on the northwest corner of the West facade of the 5453 Great America Building, the non-exclusive right to its pro-rata share of any monument signage dedicated for the 5453 Great America Building (with only Tenant being listed on such monument signage as long as Tenant continues to lease the entire 5453 Great America Premises) and the non-exclusive right to the second position on the pylon sign facing the 237 Expressway (provided that Tenant, at its sole cost and expense, may move to the first position on such pylon sign if the Dell Marketing lease in the Project terminates and such position thereupon become available); and provided Tenant continues to lease the entire 5451 Great America Premises, Tenant shall have the exclusive right to two (2) exterior “building top” signs (one on the southwest corner of the South facade of the 5451 Great America Building and one on the northwest corner of the North façade of the 5451 Great America Building), and the non-exclusive right to its pro-rata share of any monument signage dedicated for the 5451 Great America Building (with Tenant being listed first on such monument signage so long as Tenant continues to lease the entire 5451 Great America Premises). All exterior signage shall be solely for Tenant’s name and graphics. Landlord, at its sole cost and expense, shall fabricate and install each of the four (4) “building top” signs with the dimensions and as otherwise shown on Exhibit M attached hereto. Landlord shall use commercially reasonable efforts to complete such installation of the Building top signage within 16 weeks following the full execution and delivery of this Amendment. Except as provided in the foregoing, Tenant shall have no right to maintain signs in any location in, on or about the Project and shall not place or erect any signs that are visible from the exterior of either of the Buildings. The size, design, graphics, material, style, color and other physical aspects of any permitted sign to be installed by Tenant shall be subject to Landlord's written determination, as determined solely by Landlord, prior to such installation by Tenant, that such signage is at the maximum wattage allowable and otherwise in compliance with the requirements of the master sign program of the City, and any covenants, conditions or restrictions encumbering the Premises and Landlord's signage program for the Project, as in effect from time to time ("Signage Criteria”). Prior to placing or erecting any such signs, Tenant shall obtain and deliver to Landlord a copy of any applicable municipal or other governmental permits and approvals. Except as otherwise expressly provided in this Section 5.2, Tenant shall be responsible for all costs of any permitted sign, including, without limitation, the fabrication, installation, maintenance and removal thereof and the cost of any permits therefor. If Tenant fails to maintain its sign in good condition, or if Tenant fails to remove same upon termination of this Lease and repair and restore any damage caused by the sign or its removal, Landlord may do so at Tenant's expense. Landlord shall have the right to temporarily remove any signs in connection with any repairs or maintenance in or upon the Buildings. The term "sign" as used in this Section shall include all signs, designs, monuments, displays, advertising materials, logos, banners, projected images, pennants, decals, pictures, notices, lettering, numerals or graphics. Subject to the provisions for an “Objectionable Name” as hereinafter provided, the parties agree that Tenant’s signage rights shall be assignable to any permitted assignee under this Lease. Tenant's signage shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of comparable institutionally owned office building located near the Buildings (an "Objectionable Name"). The parties hereby agree that the name "Arista Networks, Inc." or any reasonable derivation thereof, shall not be deemed an Objectionable Name.”

D. Tenant’s Insurance. Section 10.1 of the Lease is hereby amended to provide that evidence of Tenant’s insurance required by the provisions of Exhibit D to the Lease shall be delivered to Landlord: (i) on or before the Commencement Date for the 5th Floor Premises for the 5th Floor Premises, and (ii) on or before the Commencement Date for the 4th Floor Premises for the 4th Floor Premises.

E. Joint Indemnity. Subsections 10.3(a) and 10.3 (b) of the Lease are each amended to provide that: (i) Tenant’s obligation to defend, indemnify and hold Landlord and the Ground Lessor harmless, as therein specifically provided, from Tenant’s use or occupancy of the 5th Floor Premises shall be amended to apply to all claims, liabilities, costs or expenses arising either before or after the Commencement Date for the 5th Floor Premises, (ii) Tenant’s obligation to defend, indemnify and hold Landlord and the Ground Lessor harmless, as therein specifically provided, from Tenant’s use or occupancy of the 4th Floor Premises shall be amended to apply to all claims, liabilities, costs or expenses arising either before or after the Commencement date for the 4th Floor Premises, and (iii) Tenant’s obligation to defend, indemnify and hold Landlord, the Ground Lessor and the other identified indemnified parties under Subsection 10.3(a) harmless, as therein provided, shall not apply, or be binding on Tenant, in connection with any activity, work or thing done, permitted or suffered by the “General Contractor” under contract to Landlord (as defined in the Work Letter attached hereto as Exhibit X).

F. Damage and Destruction. Article 11 of this Lease entitled “Damage and Destruction” is hereby deleted in its entirety and substituted therefor shall be the following:

“ARTICLE 11. DAMAGE OR DESTRUCTION

11.1. RESTORATION.

(a)    If either of the Buildings of which the Premises are a part is damaged as the result of an event of casualty, then subject to the provisions below, Landlord shall repair that damage as soon as reasonably possible unless Landlord reasonably determines that: (i) the Premises have been materially damaged and there is less than 1 year of the Term remaining on the date of the casualty or (ii) proceeds necessary to pay the full cost of the repair are not available from Landlord’s Property Policy and/or from its other property insurance policies (if any), insurance, including without limitation earthquake insurance plus any additional amounts Tenant elects, at its option, to contribute, excluding, however, the deductible (for which Tenant shall be responsible to reimburse Landlord as a “Project Cost”, subject to the terms and limitations of Section (g) of Exhibit B attached to this Lease). Should Landlord elect not to repair the damage for one of the preceding reasons, Landlord shall so notify Tenant in the “Casualty Notice” (as defined below), and this Lease shall terminate as of the date of delivery of that notice; provided, however, that in the event that only one and not both of the Buildings is materially damaged as described in this Subsection 11.1(a), then the Lease shall terminate as to the damaged Building only and shall remain in effect as to the other non-damaged Building (with an appropriate reduction in the Basic Rent and Tenant’s Share of Operating Expenses to account for any reduction in the Floor Area of the Premises, effective as of the date of such Casualty Notice.

(b)    As soon as reasonably practicable following the casualty event but not later than 60 days thereafter, Landlord shall notify Tenant in writing (“Casualty Notice”) of Landlord’s election, if applicable, to terminate this Lease as provided in Subsection 11.1(a) above. If this Lease is not so terminated, the Casualty Notice shall set forth the anticipated period for repairing the casualty damage. If the anticipated repair period exceeds 270 days, then either party may elect to terminate this Lease by written notice to the other within 10 business days following delivery of the Casualty Notice. In addition, Tenant may terminate this Lease within 10 business days following receipt of such Casualty Notice if the casualty has occurred within the final twelve (12) months of the Term and such material damage has a materially adverse impact on Tenant’s continued use of the Premises. If termination is elected pursuant to this Section 11.1(b), then the Lease shall terminate as to the damaged Building only and shall remain in effect as to the other non-damaged Building (with an appropriate reduction in the Basic Rent and Tenant’s Share of Operating Expenses to account for any reduction in the Floor Area of the Premises, effective as of the date of such Casualty Notice.

(c)    In the event that neither Landlord nor Tenant terminates this Lease pursuant to Section 11.1(b), Landlord shall, at Landlord’s sole cost and expense, repair all material damage to the Premises or the Building as soon as reasonably possible and this Lease shall continue in effect for the remainder of the Term. Upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant's insurance with respect to any Tenant Installations; and Landlord shall restore any such Tenant Installations. In the absence of any such notice from Landlord, restoration of the Tenant Installations shall be Tenant’s responsibility at its sole cost and expense.

(d)    From and after the casualty event, the rental to be paid under this Lease shall be abated in the same proportion that the Floor Area of the Premises that is rendered unusable by the damage from time to time bears to the total Floor Area of the Premises.

(e)    Notwithstanding, anything to the contrary contained in this Section 11.1, if for any reasons other than delays caused by Tenant, or other matters beyond Landlord’s reasonable control (not to exceed thirty (30) days in the aggregate), the Premises has not been substantially repaired within the time period specified in the Casualty Notice, then Tenant may, by written notice to Landlord given at any time thereafter but prior to the actual date of the substantial completion of the repair of the Premises or the Building, elect to terminate this Lease; provided, however, that in the event that only one and not both of the Buildings is materially damaged as described in Subsection 11.1(a) above, then the Lease shall terminate as to the damaged Building only and shall remain in effect as to the other non-damaged Building (with an appropriate reduction in the Basic Rent and Tenant’s Share of Operating Expenses to account for any reduction in the Floor Area of the Premises, effective as of the date of such Casualty Notice. Notwithstanding the foregoing, if at any time during the construction period, Landlord reasonably determines that the substantial completion of said repairs will be delayed beyond the time period specified in the Casualty Notice (for reasons other than Tenant-caused delays and/or force majeure delays not exceeding 30 days in the aggregate), then Landlord may notify Tenant in writing of such determination and of a new outside date for completion of such repairs, and Tenant must elect within ten (10) days of receipt of such notice to either terminate this Lease or waive its right to terminate this Lease (as provided in this Subsection 11.1(e)) provided such repairs are substantially completed prior to the new outside date established by Landlord in such notice to Tenant. Tenant’s failure to elect to terminate this Lease within such ten (10) day period shall be deemed Tenant’s waiver of its right to terminate this Lease as provided in this Subsection 11.1(e) as to the previous outside date, but not as to the new outside date established by said notice.

11.2. LEASE GOVERNS. Tenant agrees that the provisions of this Lease, including without limitation Section 11.1, shall govern any damage or destruction and shall accordingly supersede any contrary statute or rule of law.”

G. Eminent Domain. Article 12 of this Lease entitled “Eminent Domain” is hereby deleted in its entirety and substituted therefor shall be the following:

“ARTICLE 12. EMINENT DOMAIN

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”); provided, however, that in the event that only one and not both of the Buildings is subject to the Taking described in this Section 12, then the Lease shall terminate as to the Premises in the Building subject to such Taking only and shall remain in effect as to the other Building (with an appropriate reduction in the Basic Rent and Tenant’s Share of Operating Expenses to account for any reduction in the Floor Area of the Premises, effective as of the date of such Taking). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of either of the Buildings or Project which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Project. The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Basic Rent and Tenant’s Share of Operating Expenses shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord and the right to receive compensation or proceeds in connection with a Taking are expressly waived by Tenant; provided, however, Tenant may file a claim for Tenant's personal property and fixtures and Tenant's relocation expenses, and business interruption expenses recoverable from the taking authority. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking. Tenant agrees that the provisions of this Lease shall govern any Taking and shall accordingly supersede any contrary statute or rule of law.”

H. Operating Expenses. The definition of the term “Tenant’s Share” in Section (a) of Exhibit B attached to the Lease is hereby amended and restated as follows:

“The term “Tenant’s Share” means (a) 100% of the Operating Expenses reasonably determined by Landlord to benefit or relate substantially to the 5453 Great America Building, plus (b) effective as of the Commencement Date for the 5th Floor Premises, that portion of any Operating Expenses reasonably determined by Landlord to benefit or relate substantially to the 5451 Great America Building multiplied by a fraction, the numerator of which is the Floor Area of the 5th Floor Premises and the denominator of which is the Floor Area of the 5451 Great America Building, plus (c) effective as of the Commencement Date for the 4th Floor Premises, that portion of any Operating Expenses reasonably determined by Landlord to benefit or relate substantially to the 5451 Great America Building multiplied by a fraction, the numerator of which is the Floor Area of the 4th Floor Premises and the denominator of which is the Floor Area of the 5451 Great America Building. In addition to the foregoing, “Tenant Share” shall also include that portion of Operating Expenses reasonably determined by Landlord to benefit or relate substantially to all of the buildings of the Project, or to some of the buildings of the Project (including the 5451 and 5453 Great America Buildings), multiplied by a fraction, the numerator of which is the Floor Area of the Premises then leased by Tenant and the denominator of which is the rentable square footage of such buildings.”

I. Right to Extend the Lease. The provisions of Section 1 of Exhibit G to the Lease entitled “Right to Extend this Lease” shall remain in full force and effect and exercisable by Tenant during the Term of the Lease as extended by this Amendment.”

J. Right of First Offer. Section 2 of Exhibit G to the Lease entitled “Right of First Offer” is hereby amended and restated as follows:

“2. RIGHT OF FIRST OFFER. Provided that no Default has occurred under any provision of this Lease, either at the time of the delivery of “Landlord’s Notice” or at the time of the delivery of “Tenant’s Notice” (as hereinafter defined), Landlord hereby grants Tenant a continuing right (“First Right”) to lease space in each of the buildings in “Phase 1” and/or in “Phase 2” of the Project, which buildings are shown on Exhibit A-1 attached hereto (the “First Right Space”), in accordance with and subject to the provisions of this Section; provided that this First Right shall cease to be effective during the final 12 months of the Term unless and until Tenant exercises its extension option set forth in Section 1 of this Exhibit G. Except as otherwise provided below, prior to leasing the First Right Space, or any portion thereof, to any other party during the period that this First Right is in effect, Landlord shall give Tenant written notice (the “Landlord’s Notice”) of the basic economic terms including but not limited to the Basic Rent, term, operating expense base, security deposit, and tenant improvement allowance (collectively, the “Economic Terms”), upon which Landlord is willing to lease such particular First Right Space to Tenant or to a third party; provided that the Economic Terms shall exclude brokerage commissions and other Landlord payments that do not directly inure to the tenant’s benefit. It is understood that should Landlord intend to lease other office space in addition to the First Right Space as part of a single transaction, then Landlord’s Notice shall so provide and all such space shall collectively be subject to the following provisions. Within 5 business days after delivery of Landlord’s Notice, Tenant must give Landlord written notice (the “Tenant’s Notice”) pursuant to which Tenant shall elect to (i) lease all, but not less than all, of that portion of the First Right Space specified in Landlord’s notice (the “Designated Space”) upon such Economic Terms and the same non-Economic Terms as set forth in this Lease; (ii) refuse to lease the Designated Space, specifying that such refusal is not based upon the Economic Terms, but upon Tenant’s lack of need for the Designated Space, in which event Landlord may lease the Designated Space upon any terms it deems appropriate; or (iii) refuse to lease the Designated Space, specifying that such refusal is based upon said Economic Terms, in which event Tenant shall also specify revised Economic Terms upon which Tenant shall be willing to lease the Designated Space. In the event that Tenant does not so respond in writing to Landlord’s Notice within said period, Tenant shall be deemed to have elected clause (ii) above. In the event Tenant’s Notice elects clause (iii) above, Landlord may elect to either (x) lease the Designated Space to Tenant upon such revised Economic Terms and the same other non-Economic Terms as set forth in this Lease, or (y) lease the Designated Space to any third party upon Economic Terms which are not materially more favorable to such party than those Economic Terms proposed by Tenant. Should Landlord so elect to lease the Designated Space to Tenant, then Landlord shall promptly prepare and deliver to Tenant an amendment to this Lease consistent with the foregoing, and Tenant shall execute and return same to Landlord within 10 days. Tenant’s failure to timely return the amendment shall entitle Landlord to specifically enforce Tenant’s commitment to lease the Designated Space, to lease such space to a third party, and/or to pursue any other available legal remedy. In the event that Landlord leases the First Right Space, or any portion thereof, to a third party in accordance with the provisions of this Section, and during the effective period of this First Right the First Right Space, or any portion thereof, shall again become available for reletting, then prior to Landlord entering into any such new lease with a third party for the First Right Space, Landlord shall repeat the procedures specified above in this Section. Notwithstanding the foregoing, it is understood and agreed that Tenant’s First Right shall be subject and subordinate to: (i) the right and interest of Dell Marketing L.P. or any affiliate thereof and their successors and assigns, and (ii) any extension rights which may hereafter be granted by Landlord to any third party tenant hereafter occupying the First Right Space or any portion thereof, it being understood and agreed that Landlord shall in no event be obligated to initiate this First Right prior to leasing any portion of the First Right Space to the then-current occupant thereof. Tenant’s rights under this Section shall belong solely to Arista Networks, Inc., a Delaware corporation, and any attempted assignment or transfer of such rights (except in connection with a Permitted Transfer) shall be void and of no force and effect.”

K. Good Working Order Warranty as to the 5451 Great America Premises. The following warranty provisions (and not the provisions of Section 3 of Exhibit G to the Lease) shall be applicable as to the 5451 Great America Premises:

“GOOD WORKING ORDER WARRANTY AS TO 5451 GREAT AMERICA             PREMISES.

(a)    Landlord warrants to Tenant as follows: (i) that the roof, plumbing, fire sprinkler system, lighting, heating, ventilation and air conditioning systems and electrical systems serving the 5th Floor Premises and the 4th Floor Premises shall be in good operating condition on the Commencement Date for the 5th Floor Premises and on the Commencement Date for the 4th Floor Premises, respectively, and (ii) that the 5th Floor Premises and the 4th Floor Premises shall be delivered to Tenant on the Commencement Date for the 5th Floor Premises and on Commencement Date for the 4th Floor Premises, respectively, in a vacant and “broom clean” condition. Provided that Tenant shall notify Landlord of any non-compliance with the foregoing warranties contained in subsections (i) and/or (ii) above not later than sixty (60) days following the Commencement Date for the 5th Floor Premises and the Commencement Date for the 4th Floor Premises, respectively, then Landlord shall, except as otherwise provided in this Lease, promptly after receipt of written notice from Tenant setting forth the nature and extent of such non-compliance, rectify same at Landlord’s sole cost and expense and not as a Project Cost.
(b)    Notwithstanding the provisions of Section 7.2 of the Lease, during the initial 120-month Term of the Lease (as same may be extended by Tenant pursuant to Section 1 of Exhibit G attached to the Lease), Landlord agrees to repair and/or replace, at its sole cost and expense and not as a “Project Cost”, all structural walls, foundations, structural elements of the roof of the 5451 Great America Building, and underground utility pipes and/or facilities serving the 5451 Great America Building (the “Structural Elements”). Notwithstanding the foregoing, Landlord’s obligation contained in this Section to bear such costs and expenses shall not apply: (i) to the costs and expenses of periodic maintenance of the Structural Elements, nor (ii) to the extent of the negligence or willful misconduct by Tenant, its employees, agents, contractors, licensees or invitees (in which case Tenant shall be responsible for the reasonable costs of such repairs and/or replacements). Tenant shall give Landlord prompt notice when Tenant becomes aware of any repairs or replacements required of Landlord pursuant to this Section, and such repairs shall be made promptly following notice from Tenant.
(c)    Landlord shall correct, repair and/or replace any non-compliance of the 5451 Great America Building and/or the Common Areas of the Project with all applicable building permits and codes in effect as of the Commencement Date for the 5th Floor Premises, including without limitation, the provisions of Title III of the Americans With Disabilities Act (“ADA”). Said costs of compliance shall be Landlord’s sole cost and shall not be part of Project Costs. Landlord shall correct, repair or replace any non-compliance of the 5451 Great America Building and/or the Common Areas with any further revisions or amendments to applicable building codes (including, without limitation, the ADA) becoming effective after the Commencement Date for the 5th Floor Premises, provided that, subject to the initial two sentences of this Section, the amortized cost of such repairs or replacements (amortized over the useful life thereof in accordance with generally accepted accounting principles, consistently applied, and using a market cost of funds reasonably determined by Landlord) shall be included as Project Costs payable by Tenant. All other ADA compliance issues which pertain to the 5451 Great America Premises, including without limitation, in connection with Tenant’s construction of any Alterations or other improvements in the 5451 Great America Premises (and any resulting ADA compliance requirements in the Common Areas if Landlord shall consent to same as more particularly provided in Section 7.3 of this Lease) and the operation of Tenant’s business and employment practices in the 5451 Great America Premises, shall be the responsibility of Tenant at its sole cost and expense. The repairs, corrections or replacements required of Landlord or of Tenant under the foregoing provisions of this Section shall be made promptly following notice of non-compliance from any applicable governmental agency.”

L. Broker’s Commission. Article XVIII of the Lease is amended to provide that the parties recognize Irvine Realty Company and CBRE, Inc. (collectively, “Landlord’s Broker”) as the broker representing Landlord in connection with the negotiation of this Amendment, and that no broker has represented Tenant in connection with the negotiation of this Amendment. Landlord shall be responsible for the payment of a brokerage commission to Landlord’s Broker. The warranty and indemnity provisions of Article XVIII of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

M. Tenant Improvements for the 5451 Great America Premises. Landlord hereby agrees to complete the “Tenant Improvements” for the 5451 Great America Premises in accordance with the provisions of Exhibit X, Work Letter, attached hereto (the “Work Letter”).

N. Trash Enclosure. For so long as Tenant continues to lease the entire 5453 Great America Premises, Landlord hereby consents to Tenant’s proposal to use the trash closure shown on Exhibit B attached hereto for the (inside) storage of its personal property from time to time, on the following terms and conditions: (i) such storage shall not impair the use of the enclosure for trash disposal, (ii) Tenant, at its sole cost and expense, may secure such enclosure (including re-locking same) and shall obtain any permits for such use required by the City or any other governmental authority, and (iii) Tenant assumes all liability for loss and/or damage to its property as result of such storage, and agrees to release Landlord from any and all such losses and/or damages.

O. Nondisturbance Agreement. Landlord represents and warrants to Tenant that there are no Mortgages encumbering the 5451 Great America Building or the Project as of the execution of this Amendment, except for the Ground Lease. Landlord shall obtain, prior to the Commencement Date for the 5th Floor Premises, the Nondisturbance Agreement substantially in form and content of Exhibit C attached to this Amendment from the Ground Lessor for the benefit of Tenant.

P. Other References. References in the following provisions of the Lease to “Commencement Date” shall, as to the 5th Floor Premises and the 4th Floor Premises, mean the Commencement Date for the Fifth Floor Premises and the Commencement Date for the Fourth Floor Premises, respectively: Sections 7.1 and 15.2 and subpart (g) of Exhibit B. In addition, the representations in Sections 5.3(h) and 13.1 of the Lease shall be deemed made as to the 5451 Great America Premises as of the date of this Amendment.
Q. Communications Equipment. Landlord hereby grants to Tenant a non-exclusive license (the “License”) to install, maintain and operate on the roof of the 5451 and 5453 Great America Buildings antennae and/or satellite dishes (collectively, the “Antenna”) during the Term and any extensions thereof, and in accordance with and subject to the terms and conditions set forth below. The number and locations of such Antennas shall be reasonably acceptable to Landlord (“Licensed Area"). The Licensed Area shall be considered to be a part of the Premises for all purposes under the Lease, and except as otherwise expressly provided in this Section all provisions applicable to the use of the Premises under the Lease shall apply to the Licensed Area and its use by Tenant.
(1)    The Term of the License shall be coterminous with this Lease;
(2)    Tenant shall not be obligated to pay any license fee for the use of the Licensed Area pursuant to this Section during the Term of this Lease;
(3)    Tenant shall use the Licensed Area only for the installation, operation, repair, replacement and maintenance of the Antenna and the necessary mechanical and electrical equipment to service said Antenna and for no other use or purpose. The installation of the Antenna and all equipment and facilities related thereto, including any required screening for the Antenna and any required conduit from the Premises to the Antenna, shall be deemed to constitute an Alteration subject to the provisions of Section 7.3 of the Lease, provided that Landlord shall not unreasonably withhold, condition or delay its approval of the same. Landlord may require reasonable, appropriate screening for the Antenna as a condition of Landlord’s approval of the installation of the Antenna. Tenant may have access to the Licensed Area for such uses during normal business hours and at times upon reasonable prior notice to Landlord;
(4)    The Antenna shall be used only for transmitting and/or receiving data, audio and/or video signals to and from Tenant’s facilities within the Premises for Tenant’s use, and shall not be used or permitted to be used by Tenant for purposes of broadcasting signals to the public or to provide telecommunications or other communications transmitting or receiving services to any third parties;

(5)    In the event any communications system or broadcast or receiving facilities are operating in the Project, Tenant shall at all times during the term of the License conduct its operations so as to ensure that such system or facilities shall not be subjected to harmful interference as a result of such operations by Tenant. Upon notification from Landlord of any such interference, Tenant agrees to immediately take the necessary steps to correct such situation, and Landlord will reasonably cooperate with Tenant's efforts to correct or eliminate any interference with the Project's systems or facilities, which cooperation would include using reasonable efforts (subject to reasonable aesthetic concerns customary for similar buildings in the area) to assist Tenant in relocating the Antenna if necessary; provided, however, that any such cooperation shall be at the sole cost and expense of Tenant.
(6)    During the term of the License, Tenant shall comply with any standards promulgated by applicable governmental authorities or otherwise reasonably established by Landlord regarding the generation of electromagnetic fields. Any claim or liability resulting from the use of the Antenna or the Licensed Area shall be subject to the indemnification provisions of this Lease applicable to Tenant’s use of the Premises (and subject to Section 10.5 of the Lease);
(7)    During the term of the License, Tenant shall pay all taxes attributable to the Antenna and other equipment owned and installed by Tenant, and Tenant shall assure and provide Landlord with evidence that the Licensed Area and Tenant’s use thereof are subject to the insurance coverages otherwise required to be maintained by Tenant as to the Premises pursuant to Exhibit D to this Lease; and
(8)    Upon the expiration or sooner termination of the Lease, Tenant shall remove the Antenna and all related equipment and facilities, including any conduit from the Premises to the Antenna, from the Licensed Area and any other portions of the Buildings within or upon which the same may be installed, and shall restore the Licensed Area and all other areas affected by such removal to their original condition, reasonable wear and tear and casualty damage excepted, all at its sole cost and expense.
R. Security Cameras. Subject to Landlord’s approval thereof in its sole and absolute discretion, Tenant has the right to place up to seven (7) cameras on the roof of the 5453 Great America Building. Such cameras and related equipment thereto shall be “Required Removables” for purposes of Section 7.3 of the Lease.

S. Cost Segregation Study. Landlord shall provide information reasonably requested by Tenant in connection with Tenant’s cost segregation study relating to personal property tax related to the Tenant Improvements.

T. Elevators. Landlord will reasonably cooperate with Tenant, at Tenant’s expense, to arrange for Tenant’s card readers to operate in the elevators of the 5451 Great America Building.

IV.    GENERAL.

A. Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

D. Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

E. Counterparts; Digital Signatures.  If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment.  In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

F. Certified Access Specialist. As of the date of this Amendment, there has been no inspection of the Building and Project by a Certified Access Specialist as referenced in Section 1938 of the California Civil Code.

V.    EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:                        TENANT:

THE IRVINE COMPANY LLC                ARISTA NETWORKS, INC.
a Delaware limited liability company            a Delaware corporation

By /s/ Douglas G. Holte             By /s/ Jayshree Ullal
Douglas G. Holte, President,                Name Jayshree Ullal
Office Properties                       Title President & CEO

By /s/ Ray Wirta
Ray Wirta, President,
Investment Properties Group

EXHIBIT A

FLOOR PLANS for SUITE 401 AND 501

5451 GREAT AMERICA PARKWAY, SANTA CLARA

EXHIBIT A-1
FIRST RIGHT SPACE

Exhibit B

Site Map

Detailed Photographs

Entryway to Enclosure

Storage Area #1 (Left hand side facing the entrance to the enclosure)

Storage Area #2 (Right hand side facing the entrance to the enclosure)

Storage Area Gates

EXHIBIT C

NONDISTURBANCE AGREEMENT

THIS NONDISTURBANCE AGREEMENT (“Agreement”) is made as of ____________, 20___
("Effective Date"), by and between the CITY OF SANTA CLARA (“City”), and ________________, a
_________ (“Sublessee”).
RECITALS
A.    City is the owner of that certain improved real property located in the County of Santa Clara, State of California (“Property”), and more particularly described in Exhibit A attached hereto and incorporated by reference herein.
B.    The Property is subject to that certain Ground Lease, dated as of ___________, 20__ (“Ground Lease”), between the Redevelopment Agency of the City of Santa Clara (the “Redevelopment Agency”), as ground lessor, and The Irvine Company LLC, a Delaware limited liability company (“Sublessor”), as successor-in-interest to The Irvine Company, a Delaware corporation, as ground lessee, a memorandum of which was recorded in the Official Records of the County of Santa Clara on February 16, 2001 as Instrument No. 15563490. The Redevelopment Agency conveyed the Property to the City on March 8, 2011, pursuant to that Grant Deed recorded in the Official Records of the County of Santa Clara on June 23, 2011 as Instrument No. 21216112. As successor owner of the Property, the City has assumed the Redevelopment Agency’s former role of ground lessor under the Ground Lease.
C.    Sublessor and Sublessee entered into a sublease of a portion of the Property ("Demised Premises”) pursuant to that certain Lease (“Sublease”), dated as of ________, 20__.
D.    Sublessee and City desire to confirm their understanding with respect to the Sublease,
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, City and Sublessee hereby agree as follows:
1.    Nondisturbance. So long as Sublessee is not in default (beyond any period given Sublessee to cure such default in the Sublease) in the payment of rent or additional rent or in the performance of any of the terms, covenants or conditions of the Sublease on Sublessee's part to be performed, (i) Sublessee's possession, occupancy, use and quiet enjoyment of the Demised Premises under the Sublease, or any extensions or renewals thereof or acquisition of, expansion into and/or any other rights with respect to additional space, which may be effected in accordance with any option therefor in the Sublease, shall not be terminated or interfered with by City in the exercise of any of its rights under the Ground Lease, or as may otherwise be provided for at law or in equity, (ii) City will not join Sublessee as a party defendant in any action or proceeding for the purpose of terminating Sublessee's interest and estate under the Sublease because of any default under the Ground Lease or for any other reason other than a default by Sublessor following the expiration of applicable notice and cure periods under the Sublease, and (iii) in the event the Ground Lease is terminated prior to the end of the term thereof, City shall at Sublessee's written request enter into a new lease with Sublessee on the same terms, covenants and conditions as the Sublease, and City shall assume and, as applicable, perform, all of Sublessor's rights and obligations under the Sublease.
2.    Attornment. If the Ground Lease is terminated or surrendered to City for any reason, and no leasehold interest intervenes between the Ground Lease and the Sublease, City shall immediately notify Sublessee of such termination or surrender and confirm that City has assumed and, as applicable, shall perform, all of Sublessor's rights and obligations under the Sublease, Sublessee shall attorn and be bound to City upon any such succession in interest and shall recognize City as the sublessor under the Sublease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Sublessee agrees, however, to execute and deliver at any time and from time to time, upon the request of City, any instrument or certificate which may be necessary or appropriate to evidence such attornment.
3.    Rights and Responsibilities. if City shall succeed to the interest of the Sublessor for any reason, including a termination or surrender of the Ground Lease, City shall have the same remedies by entry, action or otherwise in the event of any default by Sublessee (beyond any period given Sublessee to cure such default) in the payment of rent or additional rent by Sublessee or in the performance of any of the terms, covenants and conditions of the Sublease on Sublessee's part to be performed that the Sublessor under the Sublease had or would have had if City had not succeeded to the interest of Sublessor. City shall be bound to Sublessee under all or the terms, covenants, and conditions of the Sublease, and Sublessee shall, from and after the succession to the interest of Sublessor under the Sublease by City, have the same remedies against City for the breach of any agreement contained in the Sublease that Sublessee might have had under the Sublease against the Sublessor if City had not succeeded to the interest of Sublessor; provided further, however, that City shall not be liable to Sublessee as follows:
(a)    for any default of any prior sublessor (including Sublessor) (except for any unexpended tenant improvement allowance or any other obligation to construct improvements); or
(b)    for any offsets or defenses which Sublessee might have against any sublessor (including Sublessor) except as expressly set forth in the Sublease and only if Sublessee has provided to City any notices required to be delivered to Sublessor under the Sublease and City has been given the same opportunity (and time period) as Sublessor has under the Sublease to cure Sublessor's defaults; or
(c)    for or by any rent or additional rent which Sublessee has paid for more than the current month to any prior sublessor (including Sublessor) (except for any prepaid rent or additional rent actually received by City from the prior sublessor).
4.    Representations of City. City hereby represents and warrants to Sublessee that (i) the Ground Lease is currently in full force and effect and no defaults by either party have occurred or are existing and no condition exists that, with the giving of notice or the passgae of time, would result in a default under the Ground Lease; and (ii) City has not assigned, encumbered or otherwise transferred any interest in the Ground Lease.
5.    Binding on Successors. The covenants and agreements contained herein shall be binding upon and inure to the benefit of the respective heirs, administrators, executors, legal representatives, successors, and assigns of the parties hereto.
6.    Attorneys' Fees. If either party fails to perform any of its obligations under this Agreement, or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the prevailing party in such dispute shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees.
7.    Amendment. This Agreement shall not be modified or amended except by a written instrument executed by the parties hereto.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.
“CITY”
CITY OF SANTA CLARA
By:
“SUBLESSEE

ARISTA NETWORKS, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBITS
Exhibit A - Property Description

Exhibit M
(Dimensions of “Building Top” signage)

EXHIBIT X
WORK LETTER
SECTION 1
TENANT IMPROVEMENTS

The tenant improvement work to be contracted for by Landlord hereunder (“Tenant Improvement Work”) shall consist of the design and construction of all tenant improvements (“Tenant Improvements”), including work in place as of the date hereof, required for the 5451 Great America Premises pursuant to the approved final Working Drawings and Specifications (as hereinafter defined). All of the Tenant Improvement Work shall be performed by (a) Novo Construction, (b) S.C. Builders, or (c) Skyline and shall be subject to the approval of Tenant and Landlord (the “General Contractor”) under contract to Landlord, and in accordance with the procedures and requirements set forth below. All initially capitalized words not separately defined herein shall have the meaning given to such words in the Lease.

SECTION 2

ARCHITECTURAL AND CONSTRUCTION PROCEDURES

2.1    Tenant and Landlord agree to work in good faith with each other to approve working drawings and specifications for the Tenant Improvements (the “Working Drawings and Specifications”) prepared by Gensler Inc. (“Landlord’s Architect”) and Landlord’s engineers, including all specifications and programming information requested of Tenant by Landlord’s Architect, and a cost estimate based on the Working Drawings and Specifications prepared by the General Contractor (the “Cost Estimate”), which Cost Estimate will include a reasonably detailed description of rates and a proposed construction schedule, not later than August 8, 2014 (the “Plan Approval Date”). To the extent applicable, the Working Drawings and Specifications shall include Landlord's building standard tenant improvements, materials and specifications for the Project as set forth in the “Outline Specifications- Tenant Improvements” set forth in the attached Schedule 1 (“Building Standard Improvements”), except for changes and additions specifically requested by Tenant and reasonably approved by Landlord in writing (any such addition or variation from the Standard Improvements shall be referred to herein as a (“Non-Standard Improvement”). All Tenant requests for Non-Standard Improvements must be in writing and shall provide sufficient specifications and details for Landlord to reasonably evaluate impacts upon the Working Drawings and Specifications and Cost Estimate. Tenant shall approve or provide suggested revisions to the Working Drawings and Specifications and Cost Estimate by signing copies of each or specifying in reasonable detail any suggested revisions thereto as hereinabove provided. Landlord shall in good faith modify Working Drawings and Specifications and Cost Estimate to incorporate Tenant's suggested revisions in a mutually satisfactory manner prior to the Plan Approval Date.

2.2    In the event that Tenant subsequently requests in writing a revision to the Working Drawings and Specifications approved by the parties pursuant to Section 2.1 above (“Change”), and Landlord so approves such Change as provided in the Section next below, Landlord shall advise Tenant by written order (a “Change Order”) as soon as is practical of any net cost increase in the Completion Cost above the Final Cost Estimate (taking into account any cost savings attributable to such Change Order together with previous Change Orders). Tenant shall approve or disapprove such Change Order, if any, in writing within 3 business days following Tenant's receipt of such Change Order. If Tenant disapproves any such Change Order, Tenant shall nonetheless be responsible for the reasonable architectural and/or planning fees incurred in preparing such Change Order. Landlord shall have no obligation to interrupt or modify the Tenant Improvement Work pending Tenant's approval of a Change Order, but if Tenant fails to timely approve a change order, Landlord may (but shall not be required to) suspend the applicable Tenant Improvement Work. Except for revisions required by code or other applicable laws which do not materially and adversely affect Tenant’s permitted use of the 5451 Great America Premises or materially increase Tenant’s Contribution, in no event shall Landlord have the right to make any revisions to the Working Drawings and Specifications without Tenant’s prior written consent, which consent shall not be unreasonably withheld or delayed.

2.3    Landlord agrees that it shall not unreasonably withhold its consent to Tenant's requested Changes, provided that such consent may be withheld in any event if the requested Change: (i) materially adversely affects the structure of the 5451 Great America Building, (ii) materially adversely affects the electrical, mechanical, plumbing, life safety, sprinkler, HVAC or other systems of the 5451 Great America Building, (iii) affects the exterior appearance of the 5451 Great America Building or the exterior areas of the Project, (iv) does not comply with all applicable laws, (v) adversely affects the configuration of tenant spaces or the core spaces throughout the 5451 Great America Building in the following respects: non-continuous ceiling grid, inconsistency of lighting fixtures, walls penetrating the ceiling grid, significantly non-rectangular or odd-sized offices (provided that minor variations in shape or size shall not be considered a Design Problem), or (vi) results in inconsistency of the quality, materials or finishes within the 5451 Great America Building as to equivalently improved portions of the 5451 Great America Premises (collectively, a “Design Problem”).

2.4    Landlord’s General Contractor shall construct the Tenant Improvements under contract to Landlord. Promptly following the approval of the Working Drawings and Specifications by the parties pursuant to Section 2.1 above, Landlord shall cause its General Contractor to submit the major subtrade work (including, without limitation, mechanical, electrical and plumbing) to a competitive bidding process involving at least 3 licensed and reputable subcontractors; and Landlord shall provide copies of the bid responses to Tenant. Such subcontractors are subject to Tenant’s approval.

2.5    All of the Tenant Improvements shall become the property of Landlord and shall be surrendered with the 5451 Great America Premises at the expiration or sooner termination of this Lease. Notwithstanding the foregoing, Landlord shall have the right, by notice to Tenant given at the time of Landlord's approval of the Working Drawings and Specifications and any Change, to require Tenant to remove all or any of the Tenant Improvements approved in the Working Drawings and Specifications or by way of such Change, to repair any damage to the 5451 Great America Premises arising from such removal, and to replace any Non-Standard Improvements so approved with the applicable Building Standard Improvement, provided that such right may only be exercised by Landlord with respect to Tenant Improvements (i) that constitute a Design Problem, or (ii) that constitute the substitution of Non-Standard Improvements for Building Standard Improvements. Any such removals, repairs and replacements by Tenant shall be completed by the Expiration Date or sooner termination of this Lease.

2.6    Subject to coordination with Landlord and Landlord’s General Contractor, Landlord shall permit Tenant and its agents to enter the 5th Floor Premises and the 4th Floor Premises at a time frame agreed to by the Landlord, the General Contractor, and the Tenant, which is expected by be within 40 days prior to the Commencement Date for the 5th Floor Premises in order that Tenant may install its cabling and related communication equipment and other personal property through Tenant’s own contractors. Any such work shall be subject to Landlord's prior written approval, and shall be performed in a manner and upon terms and conditions and at times satisfactory to Landlord's representative. The foregoing license to enter the 5451 Great America Premises is, however, conditioned upon Tenant's contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord. If at any time Landlord determines that such entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon 24-hours written notice to Tenant. That license is further conditioned upon the compliance by Tenant's contractors with all requirements imposed by Landlord on third party contractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers' compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay rent. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant's risk.

2.7    Tenant hereby designates Dan Dei Rossi (“Tenant’s Construction Representative”), Telephone No. (408) 547-8136, email: deirossi@arista.com, as its representative, agent and attorney-in-fact for all matters related to the Tenant Improvement Work, including but not by way of limitation, for purposes of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. The foregoing authorization is intended to provide assurance to Landlord that it may rely upon the directives and decision making of the Tenant’s Construction Representative with respect to the Tenant Improvement Work and is not intended to limit or reduce Landlord’s right to reasonably rely upon any decisions or directives given by other officers or representatives of Tenant. Any notices or submittals to, or requests of, Tenant related to this Work Letter and/or the Tenant Improvement Work may be sent to Tenant’s Construction Representative at the email address above provided. Tenant may amend the designation of its Tenant’s Construction Representative(s) at any time upon delivery of written notice to Landlord.

2.8    Notwithstanding anything to the contrary in the Lease or this Work Letter, Tenant’s acceptance of the 5th Floor Premises and the 4th Floor Premises shall not be deemed a waiver of Tenant’s right to require Landlord to cause its contractor to correct any defects in the Tenant Improvements identified by Tenant, in writing, within twelve (12) months after the Commencement Date for the 5th Floor Premises and within twelve (12) months following the Commencement Date for the 4th Floor Premises, respectively. Landlord shall promptly repair or cause the General Contractor to repair all such defects, at no cost to Tenant.

2.9    Notwithstanding anything to the contrary in the Lease or this Work Letter, it is understood and agreed that completion of the Tenant Improvement Work is not a condition of, nor shall extend or otherwise affect, the Commencement Date for the 5th Floor Premises or the Commencment Date for the 4th Floor Premises; provided, however, that the Commencement Date for the 5th Floor Premises shall be delayed, on a day-for-day basis, for each day of “Landlord Delay” (as hereinafter defined) in the “Substantial Completion” (as hereinafter defined) of the Tenant Improvement Work for the 5th Floor Premises. As used herein, “Landlord Delay” shall mean any delay in the substantial completion of construction of the Tenant Improvements beyond 14 weeks following obtaining a permit(s) therefor from the City of Santa Clara, except to the extent of any delays caused by Tenant, including without limitation, delays in the construction of the Tenant Improvements caused by Changes requested by Tenant. As used herein, “Substantial Completion” shall mean the substantial completion of the Tenant Improvements in the 5th Floor Premises (as provided in Section 3.1 below), but for minor punch list matters, and the obtaining of a temporary of final certificate of occupancy for the 5th Floor Premises.

SECTION 3

COST OF TENANT IMPROVEMENTS

3.1    Landlord shall complete, or cause to be completed, the Tenant Improvements, in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant. The Tenant Improvements shall be constructed by Landlord in accordance with all rules, regulations, codes, ordinances, statutes, and laws of any governmental or quasi-governmental authority in effect as of the date of the issuance of the applicable building permit(s) therefor, and in a good and workman-like manner using material and equipment of new and otherwise of good quality. Landlord shall obtain standard warranties on the elements of the Tenant Improvements that Tenant is responsible for maintaining under the Lease and shall assign to Tenant, or otherwise cooperate to make available to Tenant the benefit of, all such warranties.

3.2    Landlord shall pay up to $3,328,435.00, based on $55.00 per rentable square foot of the 5451 Great America Premises ("Landlord's Maximum Contribution"), of the final “Completion Cost” (as defined below). Tenant acknowledges that the Landlord's Maximum Contribution is intended only as the maximum amount Landlord will pay toward any of the Tenant Improvements described in the approved Working Drawings and Specifications (as same may be modified pursuant to a Change Order or as otherwise provided in Section 2.2 above), including but not limited to, any specialized pipe installations, but excluding alterations not included in the Working Drawings or Specifications (as same may be modified pursuant to a Change Order or as otherwise provided in Section 2.2 above). In the event the sum of the cost of the “Completion Cost” of the Tenant Improvement Work is less than the Landlord’s Maximum Contribution, Landlord’s actual contribution toward the Completion Cost ("Landlord's Contribution") shall equal such lesser amount, and Tenant shall have no right to receive any credit, refund or allowance of any kind for any unused portion of the Landlord's Maximum Contribution nor shall Tenant be allowed to make revisions to an approved Working Drawings and Specifications or request a Change in an effort to apply any unused portion of Landlord's Maximum Contribution.

3.3    Tenant shall pay the difference between the Landlord’s Maximum Contribution, as specified in this Work Letter and the “Completion Cost” of the Tenant Improvement Work (as hereinafter defined). The amounts to be paid by Tenant for the Tenant Improvements pursuant to this Section 3.3 are sometimes cumulatively referred to herein as the "Tenant's Contribution".

3.4    The “Completion Cost” shall mean all costs of Landlord in completing the Tenant Improvements in accordance with the approved Working Drawings and Specifications and with any approved Changes thereto, including but not limited to the following costs: (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (ii) salaries and fringe benefits of persons, if any, in the direct employ of Landlord performing any part of the construction work, (iii) permit fees and other sums paid to governmental agencies, (iv) permit fees and other sums paid to governmental agencies, and (v) costs of all materials incorporated into the work or used in connection with the work. The Completion Cost shall also include an administrative/supervision fee to be paid to Landlord or to Landlord's management agent in the amount of two percent (2%) of the Landlord’s Contribution funded towards the Completion Cost of the Tenant Improvement Work, and reasonable “peer review” fees payable to Landlord’s MEP engineers. Unless expressly authorized in writing by Landlord, the Completion Cost shall not include (and no portion of the Landlord’s Contribution shall be paid for) (i) any costs incurred by Tenant, including without limitation, any costs for space planners, managers, advisors or consultants retained by Tenant in connection with the Tenant Improvements (which shall be the sole responsibility of Tenant), or (ii) the following costs (which shall be the sole responsibility of Landlord): (a) costs for improvements which are not shown on or described in the Working Drawings and Specifications (as same may be modified pursuant to a Change Order or as otherwise provided in Section 2.2 above), unless otherwise approved by Tenant, which approval shall not be unreasonably withheld; (b) costs incurred due to the presence of Hazardous Materials in the Project or the surrounding area; (c) attorneys' fees incurred in connection with negotiation of construction contracts, and attorneys' fees, experts' fees and other costs in connection with disputes with third parties; (d) interest and other costs of financing construction costs; (e) costs to bring the 5451 Great America Premises, the 5451 Great America Building or the Common Areas into compliance with applicable laws and restrictions in the event of Landlord’s failure to construct either the 5451 Great America Building or the Tenant Improvements in accordance with same; or (f) construction management, profit and overhead charges payable to Landlord, except for the administrative/supervision fee provided in Section 3.4 above.

3.5    Following issuance by the City of Santa Clara of a permit relating to the Tenant Improvements, but prior to start of construction of the Tenant Improvements, Tenant shall pay 25% of the Tenant’s Contribution set forth in the Cost Estimate, with the remainder of the Tenant’s Contribution payable to Landlord in installments of 25% each following the completion of each of the initial three (3) months of construction of the Tenant Improvements. Funds either due and payable from Tenant, or any refund due and payable to Tenant, based on the actual Completion Cost of the Tenant Improvements, shall be made within 30 days following the Substantial Completion of the Tenant Improvement Work. If Tenant defaults beyond applicable notice and cure periods in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant's failure to pay rent under the Lease, including, without limitation, the right to terminate this Lease and recover damages from Tenant and/or to charge a late payment fee and to collect interest on delinquent payments, and Landlord may (but shall not be required to) suspend the Tenant Improvement Work following such default, in which event any delays because of such suspension shall constitute Tenant Delays hereunder.

3.6 Landlord shall promptly (and not later than 15 days following Tenant’s reasonable request therefor made not more frequently than monthly) provide any invoices Landlord has received relating to the Tenant Improvements described in this Exhibit X.

SECTION 4

DISPUTE RESOLUTION

4.1    All claims or disputes between Landlord and Tenant arising out of, or relating to, this Work Letter shall be decided by the JAMS/ENDISPUTE (“JAMS”), or its successor, with such arbitration to be held in Santa Clara County, California, unless the parties mutually agree otherwise. Within 10 business days following submission to JAMS, JAMS shall designate three arbitrators and each party may, within 5 business days thereafter, veto one of the three persons so designated. If two different designated arbitrators have been vetoed, the third arbitrator shall hear and decide the matter. If less than 2 arbitrators are timely vetoed, JAMS shall select a single arbitrator from the non-vetoed arbitrators originally designated by JAMS, who shall hear and decide the matter. Any arbitration pursuant to this section shall be decided within 30 days of submission to JAMS. The decision of the arbitrator shall be final and binding on the parties. In no event shall the arbitrator be empowered or authorized to award consequential or punitive damages (including any award for lost profit or opportunity costs or loss or interruption of business or income). All costs associated with the arbitration shall be awarded to the prevailing party as determined by the arbitrator.

4.2    Notice of the demand for arbitration by either party to the Work Letter shall be filed in writing with the other party to the Work Letter and with JAMS and shall be made within a reasonable time after the dispute has arisen. The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Except by written consent of the person or entity sought to be joined, no arbitration arising out of or relating to this Work Letter shall include, by consolidation, joinder or in any other manner, any person or entity not a party to the Work Letter unless (1) such person or entity is substantially involved in a common question of fact or law, (2) the presence of such person or entity is required if complete relief is to be accorded in the arbitration, or (3) the interest or responsibility of such person or entity in the matter is not insubstantial.

4.3    The agreement herein among the parties to arbitrate shall be specifically enforceable under prevailing law. The agreement to arbitrate hereunder shall apply only to disputes arising out of, or relating to, this Work Letter, and shall not apply to other matters of dispute under the Lease except as may be expressly provided in the Lease.

Schedule I Tenant Improvement / Interior Construction Outline Specifications (By Tenant/Tenant Allowance)

Note During preliminary walk throughs, construction management is to confirm re-use of existing building components and provide direction to: 1) match existing , or 2) provide new building standard at all remodel conditions; or 3) provide upgrade to building standard based on project team input. Each suite to be reviewed on a case-by-case basis.

TENANT STANDARD
GENERAL OFFICE:	CARPET
Direct glue broadloom carpet.

VINYL COMPOSITION TILE (VCT)
12” x 12” VCT Armstrong Standard Excelon.

WALLS

Standard Walls: 5/8" gypsum drywall on 2-1/2" x 25 ga. metal studs 16” o.c., floor to ceiling construction. No walls shall penetrate the grid unless required by code. All walls shall be straight, and parallel to building exterior walls. All offices and rooms shall be constructed of a standard size and tangent to a building shell or core wall.

Exterior Walls (First Generation Only) 5/8" gypsum drywall furring on 25 ga. metal studs, with R-13 insulation.

PAINT
Paint finish, one standard color to be Benjamin Moore AC-40, Glacier White, flat finish. Dark colors subject to Landlord approval.

BASE
2-1/2” Burke rubber base; straight at cut pile carpet, coved at resilient flooring and loop carpet.

RUBBER TRANSITION STRIP
Transition strip between carpet and resilient flooring to be Burke #150, color: to match adjacent V.C.T.

PLASTIC LAMINATE
Plastic laminate color at millwork: Nevamar “Smoky White”, Textured #S-7-27T.

CEILING
2x4 USG Radar Illusions #2842 scored ceiling tile, installed in building standard 9/16” or 15/16” T-bar grid. Continuous grid throughout.

LIGHTING
All spaces are to be illuminated with building standard 2 x 4 direct/indirect fixtures, approved by the Landlord.

DOORS
1-3/4” solid core, 3’’-0” x 8’-10” plain sliced white oak, Western Integrated clear anodized aluminum frames Schlage "D" series "Sparta" latchset hardware, dull chrome finish.

OFFICE SIDELITES
All interior offices to have sidelite glazing adjacent to office entry door, 4’ wide x door height, Western Integrated clear anodized aluminum frame integral to door frame with clear tempered glass.

WINDOW COVERINGS
Vertical blinds: Mariak Industries PVC blinds at building perimeter windows, Model M-3000, Color: Light Grey.

Tenant Improvement / Interior Construction Outline Specifications (Continued)

TENANT STANDARD
MECHANICAL:	HVAC

General: Exterior corner spaces with more than one exposure shall be provided with a separate zone. Conference Room (or Training Room) 20’ x 13’ or larger shall be provided with a separate zone. Exterior zone shall be limited to a single exposure and a maximum of 750 to 1000 square feet.

Campus Office Building: Interior and Exterior zone VAV boxes shall be connected to the main supply air loop. Exterior zone VAV boxes shall be provided with two-row hot water reheat coil. Interior zone shall be limited to a maximum of 2000 square feet.

Air distribution downstream of VAV boxes shall be provided complete with ductwork, 2’x2’ perforated face ceiling diffusers, 2’x2’ perforated return air grilles and air balance. All ductwork shall be sheet metal constructed per SMACNA standards and insulated per the latest Title 24 requirements.

Pneumatic thermostats with blank white cover shall be provided for each zone. Thermostats shall be located adjacent to light switch at 48” above finished floor. When the building utilizes DDC zone control, DDC system shall be Andover and installed by AAS. DDC system shall be interfaced to the existing Irvine Company network.

Mid-Tech/Manufacturing Building: Air distribution downstream of packaged rooftop units and/or split system fan coil units shall be provided complete with ductwork, 2’x2’ perforated face ceiling diffusers,
2’x2’ perforated return air grilles and air balance. All ductwork shall be sheet metal constructed per SMACNA standards and insulated per the latest Title 24 requirements. Interior zone shall be limited to a maximum of 2500 square feet.

Packaged rooftop units and/or split system units shall be connected to existing Irvine Company Energy Management System. Thermostats shall be located adjacent to light switch at 48” above finished floor. EMS shall be Andover and installed by AAS.

New packaged rooftop units larger than 5-ton shall be provided with seismic isolation curb with minimum 1-inch spring deflection. New packaged rooftop units larger than 6.25 ton shall be provided with economizer with barometric relief damper.

FIRE PROTECTION
Pendant satin chrome plated, recessed heads, adjustable canopies, minimum K factor to be 5.62, located at center of 2’ x 2’ section of scored ceiling tile. Ceiling drops from shell supply loop.
TENANT STANDARD
ELECTRICAL	ELECTRICAL SYSTEM
A 277/480 volt, three phase, four wire tenant metered distribution section will be added to main service at Main Electrical Room.

Tenant Electrical Room, located within the lease space, as directed by the Landlord, to include 270/480 volt and 120/208 volt panels, transformer, lighting control panel, as required.

Standard tenant electrical capacity will be provided in the following capacity:
- Lighting 277V: Minimum of 1.2 watt watts per s.f.
- General 277V Power: As required to accommodate tenant loads.
- HVAC Power 277/480V: As required to accommodate the HVAC equipment.
- General 120/208V Power: Minimum of 8.0 watts per s.f.

Tenant Improvement / Interior Construction Outline Specifications (Continued)

TENANT STANDARD
ELECTRICAL (CONTINUED):	LIGHTING
All spaces are to be illuminated with building standard 2’ x 4’, direct/indirect fixtures based on one (1) fixture per 96 square feet.

All lighting shall be controlled by occupancy sensors and ½ switched per Title 24. Provide wall mounted dual relay occupancy sensors in small spaces and ceiling mounted paired with two switches in double gang box, Leviton “Decora” style switches with a white plastic coverplate, 48” AFF to switch centerline.

Exit signs: Internally illuminated, white sign face with green text.

OUTLETS
Power: Leviton “Decora” style 15 / 20 amp 125-volt specification grade white duplex receptacle mounted vertically, 18" AFF to centerline, with a white plastic coverplate.

All furniture systems will be assumed to be a four (4) circuit / eight (8) wire configuration. All furniture system workstations are assumed to have personal computers only and will be connected at a ratio of eight (8) workstations per four (4) circuit / eight (8) wire homerun.

All wall mounted furniture system communication feeds will be provided with (2) 1 ½” conduit (non-fire rated / non-insulated walls) OR (2) 1 ¼” conduit (fire rated / insulated walls); a 4S/DP box and a double- gang mud ring in the wall. One (1) furniture system communication feeds will be assumed to be capable of providing enough cabling capacity for eight (8) work stations.

Power and Telecom Feeds to systems furniture by Tenant to be via walls, furred columns or ceiling J- box.

All wall mounted general communication outlets in non-fire rated / non-insulated walls will be provided a 2-gang mud ring and a pull string in the wall. All wall mounted communication outlets in fire-rated and insulated walls will be provided with ¾” conduit (voice and / or data only) OR a 1” conduit (combination voice / data), stubbed into the accessible ceiling space, 4S/DP box and a single gang mud ring in the wall. Cover plate, jacks and cables by tenant.

A single tenant telecom room will be provided with a single 4’ x 8’ backboard. An empty 2” conduit will be routed from this backboard to the building’s main telephone backboard. An empty 4” conduit sleeve will be stubbed into the accessible ceiling space.

TENANT STANDARD
WAREHOUSE/SHIPPING AND	FLOORS
RECEIVING (IF APPLICABLE):	Sealed concrete.

WALLS

5/8” gypsum wallboard standard partition, height and construction subject to Landlord approval. At furred walls, paint to match Benjamin Moore AC-40 Glacier White. Provide rated partition at occupancy separation, as required by code.

CEILING
Exposed structure, non-painted.

Tenant Improvement / Interior Construction Outline Specifications (Continued)

TENANT STANDARD
WAREHOUSE/SHIPPING AND	WINDOWS
RECEIVING (IF APPLICABLE):	None
TENANT STANDARD
ACCESS
7’-6” H x 7’-6” W glazed service doors. Glazing is bronze reflective glass.

HVAC
None

PLUMBING
Single accommodation restroom, if required.

Sheet vinyl flooring to be Armstrong Classic Corlon “Seagate” #86526 Oyster, with Smooth White FRP panel wainscot to 48” high. Painted walls and ceiling to be Benjamin Moore AC-40 Glacier White, semi- gloss finish.

LIGHTING
T5 High Bay, 2 x 4 fixtures.

OTHER ELECTRICAL
Convenience outlets; surface mounted at exposed concrete walls.

SECURITY
Lockable doors.